JETBLUE ANNOUNCES FIRST QUARTER RESULTS

NEW YORK (April 26, 2016) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2016:

•	Operating income of $349 million in the first quarter. This compares to operating income of $253 million in the first quarter of 2015.

•	Pre-tax income of $323 million in the first quarter. This compares to pre-tax income of $222 million in the first quarter of 2015.

•	Net income of $199 million, or $0.59 per diluted share. This compares to JetBlue’s first quarter 2015 net income of $137 million, or $0.40 per diluted share.

Financial Performance

JetBlue reported first quarter operating revenues of $1.6 billion. Revenue passenger miles for the first quarter increased 14.1% to 11.0 billion on a capacity increase of 14.1%, resulting in a first quarter load factor of 84.2%, a 0.1 point decrease year over year.

Yield per passenger mile in the first quarter was 13.46 cents, down 8.0% compared to the first quarter of 2015. Passenger revenue per available seat mile (PRASM) for the first quarter 2016 decreased 8.0% year over year to 11.35 cents and operating revenue per available seat mile (RASM) decreased 7.0% year over year to 12.41 cents.

Operating expenses for the quarter decreased 0.2%, or $3 million, from the prior year period. Interest expense for the quarter declined 15.1%, or $5 million, as JetBlue continued to reduce its debt. JetBlue’s operating expense per available seat mile (CASM) for the first quarter decreased 12.6% year over year to 9.73 cents. Excluding fuel and profit sharing, first quarter CASM1 decreased 3.6% to 7.67 cents.

Operational Performance

System on time departures, or D0, decreased 2.7 points year-over-year in the first quarter. System arrival performance, or A14, improved 1.5 points. Completion factor improved 1.8 points.

“Our disciplined growth strategy continues to yield strong performance. This morning, we posted record first quarter results with higher margins than most of our competitors. These results would not have been possible without the amazing efforts of our 18,000 crewmembers. They truly are our biggest competitive advantage.” said Robin Hayes, JetBlue’s President and CEO.

Fuel Expense and Hedging

JetBlue had no fuel hedges in place in the first quarter. The realized fuel price in the quarter was $1.17 per gallon, a 43% decrease versus first quarter 2015 realized fuel price of $2.06.

JetBlue continues to be unhedged in the second quarter of 2016. Based on the fuel curve as of April 15th, JetBlue expects an average price per gallon of fuel, including the impact of fuel taxes, of $1.33 in the second quarter. For the balance of the year beyond the second quarter, JetBlue has hedged approximately 20% of projected fuel consumption.

Liquidity and Cash Flow
JetBlue ended the quarter with $1.3 billion in unrestricted cash and short term investments, or about 20% of trailing twelve month revenue. In addition, JetBlue maintains approximately $600 million in undrawn lines of credit.
During the first quarter, JetBlue repaid $51 million in regularly scheduled debt and capital lease obligations. JetBlue anticipates paying approximately $403 million in regularly scheduled debt and capital lease obligations during the remainder of 2016 and plans to continue to opportunistically prepay other debt. JetBlue expects to pay approximately $36 million in regularly scheduled debt and capital obligations in the second quarter of 2016.
“I would also like to thank our Crewmembers for delivering an excellent quarter. Their outstanding customer service and a continued focus on costs are creating significant value.” said Mark Powers, JetBlue’s Chief Financial Officer.
Second Quarter and Full Year Outlook
For the second quarter of 2016, the year over year change in CASM excluding fuel and profit sharing is expected to be between negative 0.5% and positive 1.5%. For the full year 2016, CASM excluding fuel and profit sharing is expected to increase between zero and 1.5 percent year over year. This represents a 0.5 percentage point reduction to the top end of our previous guidance range.

Capacity is expected to increase between 9.5% and 11.5% in the second quarter 2016 and between 8.5% and 10.5% for the full year, consistent with prior guidance.

JetBlue will conduct a conference call to discuss its quarterly earnings today, April 26, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline™, and a leading carrier in Boston, Fort Lauderdale - Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 35 million customers a year to 96 cities in the U.S., Caribbean, and Latin America with an average of 900 daily flights. For more information please visit JetBlue.com.

Notes

(1)
Consolidated operating cost per available seat mile, excluding fuel and profit sharing and related taxes (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use to measure our core performance.  Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; global economic conditions, or an economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; the spread of infectious diseases; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2015 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,		Percent
	2016	2015	Change
OPERATING REVENUES
Passenger	$1,478	$1,408	4.9
Other	138	115	20.0
Total operating revenues	1,616	1,523	6.1

OPERATING EXPENSES
Aircraft fuel and related taxes	215	335	(35.8)
Salaries, wages and benefits	435	375	16.1
Landing fees and other rents	85	83	1.9
Depreciation and amortization	91	87	4.7
Aircraft rent	28	31	(10.0)
Sales and marketing	64	60	6.5
Maintenance materials and repairs	135	113	18.8
Other operating expenses	214	186	15.7
Total operating expenses	1,267	1,270	(0.2)

OPERATING INCOME	349	253	37.8

Operating margin	21.6%	16.6%	5.0	pts.

OTHER INCOME (EXPENSE)
Interest expense	(29)	(34)	(15.1)
Capitalized interest	2	2	(10.7)
Interest income (expense) and other	1	1	(23.4)
Total other income (expense)	(26)	(31)	(15.2)

INCOME BEFORE INCOME TAXES	323	222	45.1

Pre-tax margin	20.0%	14.6%	5.4	pts.

Income tax expense	124	85	44.4

NET INCOME	$199	$137	45.6

EARNINGS PER COMMON SHARE:
Basic	$0.62	$0.44
Diluted	$0.59	$0.40

Weighted average shares outstanding:
Basic	321.6	310.2
Diluted	341.5	346.2

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months Ended
	March 31,		Percent
	2016	2015	Change

Revenue passengers (thousands)	9,119	8,095	12.6
Revenue passenger miles (millions)	10,976	9,622	14.1
Available seat miles (ASMs) (millions)	13,029	11,419	14.1
Load factor	84.2%	84.3%	(0.1)	pts.
Aircraft utilization (hours per day)	12.1	11.7	3.4

Average fare	$162.06	$173.96	(6.8)
Yield per passenger mile (cents)	13.46	14.64	(8.0)
Passenger revenue per ASM (cents)	11.35	12.33	(8.0)
Revenue per ASM (cents)	12.41	13.34	(7.0)
Operating expense per ASM (cents)	9.73	11.13	(12.6)
Operating expense per ASM, excluding fuel and related taxes (cents)	8.08	8.19	(1.4)
Operating expense per ASM, excluding fuel and profit sharing and related taxes (cents)(1)	7.67	7.95	(3.6)

Departures	81,239	73,823	10.0
Average stage length (miles)	1,109	1,097	1.1
Average number of operating aircraft during period	215.4	203.9	5.7
Average fuel cost per gallon, including fuel taxes	$1.17	$2.06	(43.1)
Fuel gallons consumed (millions)	183	163	12.7
Average number of full-time equivalent employees	15,204	14,048	8.2

(1) Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel, profit sharing and related taxes, at the end of our Earnings Release for more information on this non-GAAP measure.

JETBLUE AIRWAYS CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)
	March 31,	December 31,
	2016	2015
Cash and cash equivalents	$757	$318
Total investment securities	530	607
Total assets	9,062	8,644
Total debt	1,780	1,827
Stockholders' equity	3,414	3,210

SOURCE: JetBlue Airways Corporation

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the Consolidated Financial Statements, but that are not presented in accordance with generally accepted accounting principles (“GAAP”). JetBlue believes these metrics provide a meaningful comparison of our results to others in the airline industry and our prior year results.  Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The table below shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Consolidated operating cost per available seat mile, excluding fuel, profit sharing and related taxes (“CASM Ex-Fuel and Profit Sharing”). CASM is a common metric used in the airline industry. We exclude aircraft fuel, profit sharing and related taxes from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe CASM Ex-Fuel and Profit Sharing provides investors the ability to measure financial performance excluding items beyond our control such as (i) fuel costs, which are subject to many economic and political factors beyond our control and (ii) profit sharing, which is sensitive to volatility in earnings. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL, PROFIT SHARING AND RELATED TAXES

(in millions, per ASM data in cents)
(unaudited)

	Three Months Ended
	March 31,
	2016		2015
	$	per ASM	$	per ASM

Total operating expenses	$1,267	$9.73	$1,270	$11.13
Less: Aircraft fuel and related taxes	215	1.65	335	2.94
Operating expenses, excluding fuel and related taxes	1,052	8.08	935	8.19
Less: Profit sharing and related taxes	53	0.41	28	0.24
Operating expense, excluding fuel, profit sharing and related taxes	$999	$7.67	$907	$7.95

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com